Ball Corporation
                           Current Report on Form 8-K
                              Dated March 20, 1997



                                                                   Exhibit EX-99

Following is the text of a press release disseminated by the registrant on March 12, 1997:


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  BALL COMPLETES LARGEST INTERNATIONAL ACQUISITION IN COMPANY
  HISTORY
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         MUNCIE,  Ind.,  March  12,  1997--Ball   Corporation  [NYSE:  BLL]  has
  solidified its position as a leading supplier of beverage cans in the People's Republic of China by completing a highly successful offering for the publicly held shares of M.C. Packaging Limited of Hong Kong. Ball, through its 95-percent owned Hong Kong subsidiary, FTB Packaging Ltd., has tendered for and acquired via the tender and open-market purchases more than 90 percent of MCP's publicly held stock.
         "With this acquisition, which is one of the largest, and undoubtedly one of the boldest, in Ball's 117-year history, we have positioned ourselves to be the leading supplier of cans to China's growing beverage industry," said George A. Sissel, Ball's chairman, president and chief executive officer.
         Ball now has ownership interests in 20 plants in China and Hong Kong. Total sales of FTB, MCP and their equity affiliates combined are approximately $500 million. Together, FTB and MCP accounted for approximately 50 percent of two-piece beverage can shipments in China and Hong Kong, and have annual production capacity of approximately seven billion packaging units.
         Beverage can consumption in China, a nation of 1.2 billion people, is estimated today at between six and seven billion cans. By contrast, the United States, with a population only one-fifth that of China, consumes nearly 100 billion beverage cans annually.
         "Of course, beverage consumption habits and characteristics in China and the U.S. are very different, but, nevertheless, the growth potential in
  China is still significant," Sissel said. "Major international beverage companies clearly recognize this and continue to make investments in new can filling operations there. We supply many of those companies in China, as we do in other parts of the world. In China, we also supply many of the leading local soft drink, sport drink and beer companies.
         "At the same time, we are mindful that overcapacity exists for the manufacture of two-piece beverage cans in China," Sissel said. "If the rapid growth in beverage can use occurs as has been predicted, however, we will see a better balance between demand and supply over the next two years.
  We certainly see attractive long-term opportunities in the region."
         In addition to manufacturing two-piece aluminum beverage cans in China, FTB and MCP make three-piece beverage and food cans, ends for two-piece cans and three-piece cans, aerosol cans, plastic bottles and closures and other plastic products such as plastic caps. MCP also is the largest decorator of metal sheet in China. The companies employ approximately 4,800 people.
         Ball acquired a controlling interest in M.C. Packaging in January of this year from Lam Soon (Hong Kong) Limited for HK$2.80 per share. That acquisition, combined with the success of the public offering, means Ball, through FTB, will own, directly and indirectly, approximately 75 percent of MCP.
         Ball, through FTB, will now make compulsory acquisition of the remaining shares that were subject to the public offering, and ask the Stock Exchange of Hong Kong to delist the MCP shares. Once delisting has taken place, it will be possible to align more closely the operations of FTB and MCP.
         "There are considerable synergies to be achieved by integrating FTB and MCP," Sissel said. "The success of our tender offer will allow us to do that more quickly and efficiently. Initial returns will not be as great as those we see for the longer-term. In the past, FTB and MCP both have operated
  profitably.   Combining  them  should  improve  their   efficiencies  for  the
  long-term, and we are in China with a long-term outlook."
         After more than a decade of doing business in China, the acquisition of M.C. Packaging is Ball's largest single move in a focused strategy to build a significant presence in emerging international markets. The company also has new joint venture beverage can plants beginning operation in Brazil and Thailand in early 1997.
         "Today, our businesses in China and in other emerging markets are an important opportunity for Ball. They will become increasingly significant as we move toward the next century," Sissel said.
         Ball Corporation produces rigid metal and plastic packaging products for beverages and foods, and provides aerospace and other technologies to governmental and other customers. Ball produces approximately 17 billion beverage cans annually in North America, and through licenses and joint ventures has interests in operations in 14 countries outside the U.S. and Canada.

                                 * * *

  Note: This news release may contain forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily projections which are subject to change upon the occurrence of certain events which may affect the business, many of which are set forth in the company's 8-K report filed with the Securities and Exchange Commission on July 16, 1996.

  5/97
  Media Contact:  Scott McCarty, days 765/747-6175, nights 765/284-2351,
                  smccarty@ball.com
  Investor Contact:  Doug Poling, days 765/747-6465, nights 765/287-8470,
                     dpoling@ball.com

  Ball CorporationHome Page:  http://www.ball.com